AeroCentury Corp. Reports 4Q2020 Earnings
April 14, 2021

Harold M. Lyons
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Fourth Quarter 2020 and Fiscal Year 2020 Results

BURLINGAME, California, April 14, 2021 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a fourth quarter 2020 net loss of $14.5 million, or ($9.36) per share, compared to a net loss of $7.0 million, or ($4.55) per share, for the fourth quarter of 2019. For the full year 2020, the Company reported a net loss of $42.2 million, or ($27.33) per share, compared to a net loss of $16.7 million, or ($10.78) per share, for the full year 2019.

During 2020, the Company sold two aircraft that had been leased under operating leases. In addition, two lessees that had leased four aircraft pursuant to sales-type or direct financing leases exercised purchase options for the aircraft. Results for the fourth quarter and the year ended December 31, 2020 included impairment losses on most of the Company’s aircraft totaling $11.9 million and $28.8 million, respectively, based on third-party appraised or expected sales proceeds. During the same periods, the Company recorded bad debt expense of $0.3 million and $1.5 million, respectively, as a result of payment delinquencies and reductions in the appraised value of the Company’s two remaining aircraft subject to sales-type leases.

In the third quarter of 2019, the Company terminated the leases for, and repossessed, four aircraft from one of the Company’s lessees (“Repossessed Aircraft”), which had a substantial adverse impact on the Company’s 2019 and 2020 results. As a result of those events, the Company recognized maintenance reserves revenue of $17.0 million at the time of repossession, but also recorded impairment losses for the Repossessed Aircraft of $28.4 million during 2019, based on third-party appraised values or expected sales proceeds. In 2020, the loss of operating lease revenues from those aircraft and an additional $10.9 million of impairment losses also negatively impacted earnings.

Results for the year ended December 31, 2019 also included impairment losses totaling $2.6 million, based on third-party appraised values or expected sales proceeds, for three older turboprop aircraft, a spare engine and an older turboprop aircraft that has been sold in parts.

The results for the year ended December 31, 2019 included a $2.9 million bad debt allowance related to three finance leases secured by three aircraft, one of which aircraft was purchased by the lessee in January 2020. Although the Company recorded a bad debt allowance of $3.9 million during the third quarter of 2019, the Company reduced its allowance by $1.0 million during the fourth quarter of 2019 as a result of cash received during the quarter and anticipated cash that the Company received from the lessees in the first quarter of 2020.

Fourth Quarter 2020 Highlights and Comparative Data

●
Net loss was $14.5 million compared to a loss of $4.1 million in the preceding quarter and a loss of $7.0 million a year ago.
● EBITDA(1) was ($9.8) million compared to $0.9 million in the preceding quarter and ($2.9) million a year ago.
●
Average portfolio utilization was 87% during the fourth quarter of 2020, compared to 89% in the preceding quarter and 83% in the fourth quarter of 2019. The decrease from the third quarter of 2020 was due to an aircraft that was on lease in the third quarter, but off lease in the fourth quarter. The increase from the year-ago quarter was due to assets that were off lease in the 2019 period and were sold in late 2019 or early 2020.
●
Revenues in the fourth quarter and full year of 2020 consisted primarily of operating lease revenue. Operating lease revenue of $3.1 million in the fourth quarter was 5% less than the $3.2 million in revenue recorded in the third quarter as a result of a decrease in rent revenue for two assets that were sold in October 2020. The results for the third and fourth quarter of 2020 reflected reduced rent for two aircraft due to rent reduction concessions granted to one of the Company’s customers as a result of the COVID-19 pandemic. Fourth quarter operating lease revenue in 2020 of $3.1 million was 36% lower than the $4.8 million in the fourth quarter of 2019 primarily due to (i) decreased rent associated with the two aircraft that were sold in October 2020, (ii) rent reduction concessions granted to one of the Company’s customers as a result of the COVID-19 pandemic, and (iii) reduced rent for an aircraft that was on lease in the 2019 quarter but off lease in the fourth quarter of 2020.
●
Total operating expenses increased by 160% to $18.1 million in the fourth quarter of 2020 from $7.0 million in the preceding quarter, and increased 32% from $13.8 million in the fourth quarter of 2019. The principal cause for the increase in operating expenses was a substantial increase in asset impairments in the fourth quarter of 2020 when compared to either the third quarter of 2020 or the fourth quarter of 2019.
o
During the fourth quarter of 2020, the Company recognized asset impairments of $11.9 million, based on third-party appraised or expected sales proceeds. During the third quarter of 2020, the Company recognized asset impairments of $0.3 million, which were recognized as a result of a write-down of the fair value, based on estimated future cash flow, with respect to two regional jet aircraft that were held for lease at September 30, 2020 and which were subsequently sold in October 2020. The Company also recorded a $0.1 million write-down of an older turboprop aircraft that is held for sale. During the fourth quarter of 2019, the Company recognized asset impairments of $6.1 million, based on third-party appraised values or expected sales proceeds.
o
Depreciation expense increased by 13% to $1.5 million in the fourth quarter of 2020 from $1.3 million in the preceding quarter, as a result of a change in the expected holding period for three aircraft and the related residual values. Depreciation expense decreased by 38% from $2.4 million in the fourth quarter of 2019, due to the reclassification of several aircraft from held for lease to held for sale during the third quarter of 2019 and because the Company did not record depreciation in the third or fourth quarters of 2020 for two aircraft that were written down to the net sale value at June 30, 2020.
o
Interest expense increased by 10% to $3.3 million in the fourth quarter of 2020 from $3.0 million in the preceding quarter, primarily due to interest related to the Company’s expectation that it would dispose of its remaining interest rate swaps. Interest expense decreased 7% from $3.6 million in the fourth quarter of 2019, primarily as a result of lower debt costs amortization.
o
Bad debt expense in the fourth quarter of 2020 was $0.3 million, related to the Company’s two sales-type finance leases. The Company did not record bad debt expense in the third quarter of 2020. In the fourth quarter of 2019, the Company reversed $1.0 million of bad debt expense related to the same sales-type finance leases previously recorded.
o
Salaries, employee benefits and professional fees and other expenses decreased 53% to $1.0 million in the fourth quarter of 2020 from $2.1 million in preceding quarter, primarily due to lower legal fees related to litigation related to an activist shareholder during the third quarter and the reversal of legal fees related to the Company’s debt that were accrued in the third quarter but subsequently paid by the Company’s lenders, as well as lower lender-required consulting expenses. Such expenses decreased by 56% from $2.2 million in the fourth quarter of 2019, primarily due to decreased legal expenses related to the debt modification and activist shareholder, as well as decreased amortization of the right of use of the Company’s office lease.
o
Book value per share was ($11.40) as of December 31, 2020, compared to ($2.35) at September 30, 2020 and $15.05 as of December 31, 2019.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of eight aircraft, spread over four different aircraft types. Six of the aircraft, comprised of four regional jets and two turboprops, are held for lease. Two additional turboprops are financed under sales-type leases. The Company also has three turboprop aircraft, two of which are being sold in parts, and three regional jet aircraft that are held for sale. The current customer base includes five customers operating in four countries.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft are leased to regional airlines and commercial users worldwide.

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,December 31,	December 31,		December 31,
	2020	2020	2019	2020	2019

Operating lease revenue	$3,072	$3,249	$4,789	$15,468	$25,609
Maintenance reserves revenue	-	221	-	221	16,968
Finance lease revenue	-	-	88	56	853
Net gain on disposal of assets	124	20	5	133	327
Loss on sales-type finance leases	-	-	-	-	(171)
Other income	302	-	1	278	13
	3,498	3,490	4,883	16,156	43,599

Provision for impairment	11,931	439	6,084	28,752	31,007
Depreciation	1,512	1,342	2,447	7,027	11,588
Interest	3,326	3,020	3,559	16,819	11,303
Salaries and employee benefits	510	499	618	2,044	2,368
Professional fees and other	470	1,588	1,614	5,518	4,740
Bad debt expense	333	-	(1,009)	1,503	2,909
Maintenance costs	56	78	478	302	851
	18,138	6,966	13,791	61,965	64,766

Loss before income tax (benefit)/provision	(14,640)	(3,476)	(8,908)	(45,809)	(21,167)

Income tax (benefit)/provision	(174)	605	(1,867)	(3,565)	(4,508)

Net loss	$(14,466)	$(4,081)	$(7,041)	$(42,244)	$(16,659)

Loss per share:
Basic	$(9.36)	$(2.64)	$(4.55)	$(27.33)	$(10.78)
Diluted	$(9.36)	$(2.64)	$(4.55)	$(27.33)	$(10.78)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884
Diluted	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$2,409	$2,350
Cash and cash equivalents held for sale	346	-
Restricted cash	-	1,077
Restricted cash held for sale	2,346
Accounts receivable	257	1,140
Finance leases receivable, net of allowance for doubtful accounts	2,547	8,802
Aircraft, net of accumulated depreciation	45,763	108,369
Assets held for sale	38,147	26,036
Property, equipment and furnishings, net of accumulated depreciation	15	63
Office lease right of use, net of accumulated amortization	142	948
Deferred tax asset	1,151	518
Prepaid expenses and other assets	255	293
Total assets	$93,378	$149,596
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY
Liabilities:
Accounts payable and accrued expenses	$368	$736
Accrued payroll	190	164
Notes payable and accrued interest, net of unamortized debt issuance costs	88,793	111,638
Notes payable and accrued interest held for sale, net of unamortized debt issuance costs	13,837	-
Derivative liability	-	1,825
Derivative liability held for sale	768	-
Derivative termination liability	3,075	-
Lease liability	172	337
Maintenance reserves	2,001	4,413
Accrued maintenance costs	46	446
Security deposits	716	1,034
Unearned revenues	1,027	3,039
Deferred income taxes	-	2,530
Income taxes payable	1	175
Total liabilities	110,994	126,337

Stockholders’ (deficit)/equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
(Accumulated deficit)/retained earnings	(31,362)	10,882
Accumulated other comprehensive loss	(2)	(1,371)
Treasury stock	(3,037)	(3,037)
Total stockholders’ (deficit)/equity	(17,616)	23,259
Total liabilities and stockholders’ (deficit)/equity	$93,378	$149,596

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	December 31,	September 30,	December 31,
	2020	2020	2019
Reconciliation of Net loss to EBITDA:
Net loss	$(14,466)	$(4,081)	$(7,041)
Depreciation	1,512	1,342	2,447
Interest	3,326	3,020	3,559
Income tax provision/(benefit)	(174)	605	(1,867)
EBITDA	(9,802)	886	(2,902)